                                                                    Exhibit 99.1

PENTON MEDIA REPORTS FIRST-QUARTER 2004
---------------------------------------
FINANCIAL RESULTS
-----------------

     -    Net loss of $5.2 million compares with loss of $5.1 million in 2003
     - Adjusted EBITDA increases 18.7% to $11.1 million on revenues of $54.5 million
     -    Adjusted EBITDA margin grows to 20.3% from 17.1%

CLEVELAND, OH - May 17, 2004 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, today reported its first-quarter 2004 net loss was $5.2 million compared with a $5.1 million loss in the year-ago quarter. Revenues were $54.5 million, up from $54.4 million in the first quarter of 2003.

Adjusted EBITDA increased 18.7% to $11.1 million from $9.3 million in 2003. First-quarter adjusted EBITDA margin expanded to 20.3% from 17.1% in the year-ago quarter due to process improvements and cost reduction initiatives. (A reconciliation of adjusted EBITDA to net income (loss) is included in the supplemental information of this press release.)

First-quarter operating results were positively impacted by the highly successful Natural Products Expo West show. This leading event, which serves the natural products, organic foods and alternative health care markets, experienced growth over last year's event in attendance, number of exhibitors and number of booths. The Company's media franchises serving the natural products, hospitality, aviation, and construction markets all experienced year-over-year growth in the quarter.

Quarterly results also were impacted by a $2.4 million charge for executive separation costs, and a restructuring charge of $0.9 million primarily relating to staff reductions. Penton announced on March 24 that Thomas L. Kemp, chairman and chief executive officer, will be leaving the Company but will continue with his responsibilities until a replacement is named. A search is under way for his successor.

The first-quarter net loss applicable to common stockholders was $10.4 million, or $0.31 per diluted share, compared with a loss of $5.8 million, or $0.17 per diluted share, in the year-ago quarter. The net loss included $5.2 million of amortization of deemed dividend and accretion of preferred stock, compared with $0.7 million in the year-ago quarter.

BUSINESS SEGMENT RESULTS
------------------------
The Company's Lifestyle segment experienced a 14.5% revenue increase in the first quarter due to the strong performance of Natural Products Expo (NPE) West, SupplyExpo and Nutracon, which were co-located with NPE. Segment revenues were $17.2 million compared with $15.0 million in the year-ago quarter. Adjusted segment EBITDA increased 19.4% to $11.1 million. (Adjusted segment EBITDA is defined below.)

Industry segment revenues were $18.4 million, a 5.0% decline compared with the 2003 first quarter. Print advertising weakness, primarily in certain manufacturing-related magazines, drove most of the decline. Adjusted segment EBITDA declined $0.2 million, or 6.2%, to $3.1 million.

Technology segment revenues fell 6.1% to $14.3 million in the quarter, due primarily to declines in print advertising for publications serving enterprise IT markets. Revenues for online media for the segment grew substantially, however, as technology marketers continued to shift greater percentages of their marketing expenditures to electronic channels. Adjusted segment EBITDA increased to $1.0 million from $0.8 million in the year-ago quarter.

Retail segment revenues were down 4.0% to $4.6 million and adjusted segment EBITDA decreased to $0.5 million compared with $0.7 million in the 2003 first quarter. Declines in the segment's revenue and adjusted segment EBITDA were due primarily to the shift in timing of the spring National Convenience Store Advisory Group Convention, which took place in January of 2003 and was held in April this year. Overall, the segment continued to perform well, reflecting the underlying strength of foodservice and hospitality markets served by its products.

(Adjusted segment EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization, non-cash compensation, impairment of assets, restructuring charges, executive separation costs, provision for loan impairment, general and administrative costs, and other non-operating items. General and administrative costs include functions such as finance, accounting, human resources, and information systems, which cannot reasonably be allocated to each segment. A reconciliation of total adjusted segment EBITDA to net income
(loss) is included in the supplemental information attached to this press release.)

PRODUCT LINES
-------------
Ongoing softness in advertising sales for a select group of the Company's manufacturing magazines and its enterprise IT magazines contributed to a 6.1% decline in Publishing revenues compared with the first quarter of 2003.

Trade Shows and Conferences experienced a 10.6% increase in revenues, due primarily to the record performance of Natural Products Expo West.

Online Media continued to grow year over year, with revenues of $3.8 million, up 24.7%. This product line remains solidly profitable.

BUSINESS OUTLOOK
----------------
Penton's business has shown recent signs of stabilization compared with the past three years. While publishing results have not demonstrated recovery across several markets that Penton serves, many parts of the Company's publishing portfolio have begun to show revenue growth. The trade show and conference component of the Company's business is expected to show growth through the year. Online media is expected to demonstrate strong growth over 2003.

Penton's operating teams have been accelerating the development and marketing of electronic media products and fully integrated marketing solutions that cross multiple media platforms in response to customer demand for such products and services. Sales of products such as sponsored educational road shows, specialized electronic Web-based content, webcasts, e-books, sponsored e-newsletters, and customer-sponsored newsletters and magazines continue to gain momentum across most of the Company's market groups.

"We believe that Penton is on track for improvement in adjusted EBITDA and margins compared with last year, without the benefit of any meaningful recovery in revenues," said Kemp. "We are positioned for strong margin growth if the overall economy and the markets that Penton serves, particularly technology and manufacturing markets, experience sustained improvement."

CONFERENCE CALL
---------------
Penton's first-quarter 2003 Form 10-Q has been filed with the Securities and Exchange Commission. Due to the simultaneous availability of the 10-Q and this press release, Penton will not hold an investor conference call to review first-quarter results. The Company, however, plans to resume its regular practice of hosting a conference call with the release of second-quarter results.

NON-GAAP FINANCIAL MEASURES
---------------------------
The Company believes that, although not prescribed under generally accepted accounting principles (GAAP), adjusted EBITDA provides stockholders and investors with a valuable measure for evaluating Penton's operating performance. Penton also uses adjusted EBITDA as a basis for determining bonuses for certain management-level employees. The most directly comparable GAAP measure, which is net income (loss), includes depreciation and amortization, non-cash compensation, executive separation costs, impairment of assets, provision for loan impairment, interest expense, taxes, restructuring charges, and other non-operating items. Adjusted EBITDA excludes these items because they do not directly influence the ongoing operations of the business.

Penton believes that adjusted EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance prepared in accordance with GAAP.

The Company evaluates performance of its segments based on revenues and adjusted segment EBITDA. As such, management uses adjusted segment EBITDA, as previously defined, as the primary measure of profitability in evaluating segment operations.

Not all companies calculate adjusted EBITDA and adjusted segment EBITDA in the same manner, and these measures as presented may not be comparable to similarly titled measures of other companies.

ABOUT PENTON MEDIA
------------------
Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

FORWARD-LOOKING STATEMENTS
--------------------------
The statements included within the Business Outlook section of this press release and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: the outcome of a search for a new chief executive officer and the related transition; fluctuations in advertising revenue with general economic cycles; the performance of Penton's natural products industry trade shows; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage costs; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. Penton does not undertake any obligation to publicly update or revise any forward-looking statements that arise after the date of this release, whether as a result of new information, future events or otherwise. Please refer to Penton's most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of risks and other factors that could cause actual results to differ materially from those contained in this press release.

                               PENTON MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       (Unaudited; dollars and shares in thousands, except per share data)

                                                                           Three Months Ended
                                                                                March 31,
                                                                          2004             2003
                                                                        --------         --------
REVENUES                                                                $ 54,467         $ 54,392
                                                                        --------         --------

OPERATING EXPENSES:
  Editorial, production and circulation                                   21,381           22,353
  Selling, general and administrative (including $2.4 million of
     executive separation costs in 2004)                                  24,499           23,641
  Restructuring and other charges (credits)                                  868              (84)
  Depreciation and amortization                                            3,016            3,722
                                                                        --------         --------
                                                                          49,764           49,632
                                                                        --------         --------

OPERATING INCOME                                                           4,703            4,760
                                                                        --------         --------

OTHER INCOME (EXPENSE):
  Interest expense                                                        (9,458)         (10,338)
  Interest income                                                            102              109
  Other, net                                                                  (6)            (374)
                                                                        --------         --------
                                                                          (9,362)         (10,603)
                                                                        --------         --------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES                                                            (4,659)          (5,843)

Provision for income taxes                                                  (548)            (126)
                                                                        --------         --------

LOSS FROM CONTINUING OPERATIONS                                           (5,207)          (5,969)

Discontinued operations, net of taxes                                          -              866
                                                                        --------         --------

NET LOSS                                                                  (5,207)          (5,103)

Amortization of deemed dividend and accretion of preferred stock          (5,193)            (655)
                                                                        --------         --------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                              $(10,400)        $ (5,758)
                                                                        ========         ========

ADJUSTED EBITDA                                                         $ 11,063         $  9,319
                                                                        ========         ========

NET LOSS PER COMMON SHARE - basic and diluted:
  Loss from continuing operations applicable
     to common stockholders                                             $  (0.31)        $  (0.20)
  Discontinued operations, net of taxes                                        -             0.03
                                                                        --------         --------
  Net loss applicable to common stockholders                            $  (0.31)        $  (0.17)
                                                                        ========         ========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic and diluted                                                       33,536           33,118
                                                                        ========         ========

                               PENTON MEDIA, INC.
                        SUPPLEMENTAL SEGMENT INFORMATION
                AND RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
                      (Unaudited; all amounts in thousands)

                                                             Three Months Ended
                                                                  March 31,
                                                            2004              2003
                                                            ----              ----
Revenues

     Industry                                             $ 18,388         $ 19,362

     Technology                                             14,278           15,212

     Lifestyle                                              17,224           15,049

     Retail                                                  4,577            4,769
                                                          --------         --------

Total Revenues                                            $ 54,467         $ 54,392
                                                          ========         ========

Adjusted EBITDA

     Industry                                             $  3,073         $  3,276

     Technology                                              1,049              793

     Lifestyle                                              11,108            9,302

     Retail                                                    527              731
                                                          --------         --------
         Subtotal                                           15,757           14,102

     General and Administrative                             (4,694)          (4,783)
                                                          --------         --------

Total Adjusted EBITDA                                     $ 11,063         $  9,319
                                                          ========         ========

Total Adjusted EBITDA                                     $ 11,063         $  9,319
     Restructuring and other charges (credits)                (868)              84
     Executive separation costs                             (2,354)               -
     Non-cash compensation                                    (122)            (921)
     Depreciation and amortization                          (3,016)          (3,722)
                                                          --------         --------
Operating Income                                             4,703            4,760

     Interest expense                                       (9,458)         (10,338)
     Interest income                                           102              109
     Other, net                                                 (6)            (374)
     Provision for income taxes                               (548)            (126)
     Discontinued operations, net of taxes                       -              866
                                                          --------         --------
Net loss                                                  $ (5,207)        $ (5,103)
                                                          ========         ========

                               PENTON MEDIA, INC.
                        SUPPLEMENTAL PRODUCT INFORMATION
                      (Unaudited; all amounts in thousands)

                                       Three Months Ended
                                            March 31,
                                       2004           2003
                                       ----           ----
Revenues

     Publishing                       $34,542        $36,770

     Trade Shows & Conferences         16,116         14,567

     Online Media                       3,809          3,055
                                      -------        -------

Total Revenues                        $54,467        $54,392
                                      =======        =======

                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (All amounts in thousands)


                                                       March 31, 2004   December 31, 2003
                                                       --------------   -----------------
                                                         (Unaudited)
ASSETS
Cash and cash equivalents                                 $  30,450         $  29,626
Other current assets                                         40,681            36,065
Property, plant and equipment, net                           17,822            18,803
Goodwill                                                    214,411           214,411
Other intangibles, net                                       10,346            10,883
Other non-current assets                                      8,212             9,102
                                                          ---------         ---------
                                                          $ 321,922         $ 318,890
                                                          =========         =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities                                       $  65,992         $  57,454
Long-term debt                                              328,719           328,613
Other long-term liabilities                                  19,400            20,203
Minority interest                                             2,460             2,487
Mandatorily redeemable convertible preferred stock           60,253            55,060
Redeemable common stock                                           -                 2
Stockholders' deficit                                      (154,902)         (144,929)
                                                          ---------         ---------
                                                          $ 321,922         $ 318,890
                                                          =========         =========









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